UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2021 nuveen

Nuveen Global Cities REIT, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56273	82-1419222
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

730 Third Avenue, 3rd Floor New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 490-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry Into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on October 24, 2018, Nuveen Global Cities REIT OP, LP (the “Borrower”), a wholly owned subsidiary of Nuveen Global Cities REIT, Inc. (the “Company”), as borrower, and the Company, as parent, entered into a credit agreement (“Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, and Wells Fargo Securities, LLC, as lead arranger and sole book runner. The Credit Agreement provided for aggregate commitments of up to $60,000,000 for unsecured revolving loans, with an accordion feature pursuant to which the Borrower may increase the aggregate commitments to up to $500,000,000, subject to the satisfaction of certain conditions (the “Credit Facility”). The Borrower may use the proceeds of borrowings under the Credit Agreement for funding general business purposes of the Borrower and its subsidiaries in the ordinary course of business, including financing certain real estate portfolio investments.

On December 17, 2018, the Borrower and the Company amended the Credit Agreement to increase the Credit Facility from $60,000,000 to $150,000,000 in aggregate commitments. On June 11, 2019, the Borrower and the Company amended the Credit Agreement to increase the Credit Facility from $150,000,000 to $210,000,000 in aggregate commitments.

On September 30, 2021, the Borrower and the Company amended the Credit Agreement to increase the Credit Facility to $335,000,000 in aggregate commitments, comprised of a $235,000,000 revolving facility, and a senior delayed draw term loan facility in the aggregate amount of up to $100,000,000 (the “DDTL Facility”). Loans under the DDTL Facility may be borrowed in up to three advances, each in a minimum amount of $30,000,000. The Credit Facility will terminate, and all amounts outstanding thereunder will be due and payable in full, on September 30, 2024 (the “Revolving Termination Date”), with two additional one-year extension options held by Borrower, including the payment of an extension fee of 0.125% of the aggregate commitment. The DDTL Facility will mature, and all amounts outstanding thereunder will be due and payable in full, on September 30, 2026. Loans outstanding under the Credit Facility bear interest, at the Borrower’s option, at either an adjusted base rate or an adjusted LIBOR rate, in each case, plus an applicable margin. The applicable margin ranges from 0.30% to 0.90% for Credit Facility borrowings for base rate loans, in each case, based on the total leverage ratio of the Borrower and its subsidiaries. The applicable margin ranges from 1.30% to 1.90% for Credit Facility borrowings at the adjusted LIBOR rate, in each case, based on the total leverage ratio of the Borrower and its subsidiaries. Loans outstanding under the DDTL Facility bear interest, at the Borrower’s option, at either an adjusted base rate or an adjusted LIBOR rate, in each case, plus an applicable margin. The applicable margin ranges from 0.25% to 0.85% for DDTL Facility borrowings for base rate loans, in each case, based on the total leverage ratio of the Borrower and its subsidiaries. The applicable margin ranges from 1.25% to 1.85% for DDTL Facility borrowings at the adjusted LIBOR rate, in each case, based on the total leverage ratio of the Borrower and its subsidiaries. There is an unused fee of 0.15% if the usage is greater than or equal to 50% of the aggregate commitments and 0.25% of the usage is less than 50% of the aggregate commitments. There is a ticking fee on the DDTL Facility equal to 0.15% of the undisbursed portion of the DDTL Facility. An upfront fee of 40 basis points was payable at closing.

Pursuant to the Credit Agreement, the Borrower has made certain representations and warranties and must comply with various covenants and reporting requirements customary for facilities of this type, including financial covenants relating to its minimum net asset value, leverage ratio, fixed charge coverage ratio, secured indebtedness, secured resource indebtedness, unsecured leverage ratio, unsecured interest coverage ratio and balance sheet debt yield. The Credit Agreement contains events of default customary for financings of this type. Upon the occurrence of an Event of Default (as defined in the Credit Agreement), the principal of, and all accrued interest on, the outstanding loans and notes, an amount equal to 105% of the stated amount of all letters of credit outstanding at the time of the occurrence of the Event of Default, and all of the other obligations, including but not limited to, the other amounts owed to the lenders and administrative agent under the Credit Agreement, shall become immediately due and payable, and the commitments and the obligations of the lenders to issue letters of credit shall immediately and automatically terminate.

The foregoing description of the Credit Facility is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1*	Amended and Restated Credit Agreement dated September 30, 2021, among Nuveen Global Cities REIT OP, LP, Nuveen Global Cities REIT, Inc., Wells Fargo Bank, National Association and certain lenders named therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Nuveen Global Cities REIT, Inc.

Date: October 6, 2021	By:	/s/ James E. Sinople
James E. Sinople
Chief Financial Officer and Treasurer